EXHIBIT 10.1

Confirmation Regarding Split Dollar Insurance Arrangement

     This Confirmation Regarding Split Dollar Insurance Arrangement (this “Confirmation”) is dated March 17, 2003.

Statement of Purpose

     As part of the benefits provided to its former President, Branson J. McRae, McRae Industries, Inc., a North Carolina corporation (the “Company”), entered into a split dollar insurance arrangement (the “Arrangement”) with Mr. McRae pursuant to which the Company agreed to pay the annual premiums on each of the life insurance policies listed on Exhibit A, each of which covers the lives of Mr. McRae and his wife, Mrs. Lorraine H. McRae (the “Policies”). Under the terms of the Arrangement, Mr. McRae was entitled to name the owners of the Policies and (1) upon the death of both of Mr. and Mrs. McRae the Company is entitled to a portion of the death benefits payable under the Policies equal to the then outstanding balance of its cumulative premiums paid on the Policies and (2) upon the termination of the Arrangement prior to the death of both Mr. and Mrs. McRae the owners of the Policies are required to repay to the Company the then outstanding balance of its cumulative premiums paid, or if less, the net cash surrender value of the Policies. Mr. McRae died in February 1997. Mr. and Mrs. McRae’s four children, D. Gary McRae, James W. McRae, Gail McRae Hutchinson and Sandra McRae Harris (the “McRae Children”), were named the initial owners and beneficiaries of the Policies. In November 1998 ownership of each of the Policies was transferred to a partnership of which each of the McRae Children is a partner, and such partnership was named the beneficiary of each of the Policies. Attached as Exhibit B is a copy of a Split Dollar Insurance Agreement dated June 2, 1994 (the “Split Dollar Agreement”) evidencing the Arrangement with respect to Hartford Life Insurance Company policy No. LL1723787-13 ($2,000,000 face amount). The Company is not in possession of any other written agreements evidencing the Arrangement. The purpose of this Confirmation is to acknowledge and confirm in writing that the terms of the Arrangement as it applies to each of the Policies are and have been identical to the terms set forth in the Split Dollar Agreement.

Acknowledgement and Confirmation

     NOW, THEREFORE, the undersigned hereby acknowledge and confirm that the terms of the Arrangement as it applies to each of the Policies are and have been identical to the terms set forth in the Split Dollar Agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Confirmation as of the date and year first above written.

McRAE INDUSTRIES, INC.

By:	/s/ D. Gary McRae

Name:	D. Gary McRae
Title:	President

McRAE SIBLINGS PARTENERSHIP

By:	/s/ James W. McRae
Name:	James W. McRae
Title:	Co-Managing Partner

/s/ Lorraine Hamilton McRae Lorraine Hamilton McRae

/s/ Gail McRae Hutchinson Gail McRae Hutchinson

/s/ Sandra McRae Harris Sandra McRae Harris

/s/ Daniel Gary McRae Daniel Gary McRae

/s/ James William McRae James William McRae

Exhibit A

Policies

INSURER	INSURED	POLICY NUMBER	COVERAGE AMOUNT

Prudential Insurance Company of America	Lorraine H. McRae	79 766 180	$1,000,000
Prudential Insurance Company of America	Lorraine H. McRae	79 691 098	$1,000,000
Prudential Insurance Company of America	Lorraine H. McRae	79 656 139	$1,000,000
Hartford Life	Lorraine H. McRae	LL1723787	$2,000,000

Total:			$5,000,000

Exhibit B

Split Dollar Agreement

SPLIT DOLLAR INSURANCE AGREEMENT

(COLLATERAL ASSIGNMENT METHOD)

THIS AGREEMENT is entered into this 2nd day of June 1994, by and between McRae Industries, Inc., a North Carolina corporation (hereinafter called “Employer”), and Gail McRae Hutchinson, Sandra McRae Harris, Daniel Gary McRae, and James William McRae (hereinafter called “Owner”).

WHEREAS, Branson Jackson McRae is a valued Employee of the Employer, and Employer wishes to provide additional inducement for Employee’s continued employment, and as additional compensation, Employer wishes to assist Employee with a personal life insurance program by entering into a Split Dollar Insurance Agreement.

NOW, THEREFORE, Employer and Owner agree as follows:

1.	The life insurance policy with which this Agreement deals is Policy Number LL1723788 (hereinafter called “Policy”), issued by Hartford Life (hereinafter called “Insurer”) on the life of Branson Jackson McRae, and Lorraine Hamilton McRae in the face amount of $2,000,000.

2.	Gail McRae Hutchinson, Sandra McRae Harris, Daniel Gary McRae, and James William McRae shall be the Owner of the policy, and may exercise all ownership rights granted to the Owner by the terms of the Policy. It is the express intention of the parties to reserve to the Owner all rights in the policy granted by the terms of the Policy, including, but not limited to, the right to borrow against the policy, the right to assign the Owner’s interest in the Policy, the right to change the beneficiary of the Policy, the right to exercise settlement options, and the right to surrender or cancel the Policy (in whole or in part). The Employer shall not have nor exercise any right in and to the Policy, which could, in any way, endanger, defeat or impair any of the rights of the Owner in the Policy. The only rights in and to the Policy granted to the Employer shall be its security interest in the cash value of the policy, as defined, and its right to receive a portion of the death benefit of the Policy, as provided in this Agreement. The Employer shall not assign any of its rights in the Policy to anyone other than the Owner (or the owner’s transferee, if the Owner has transferred his/her rights in the Policy).

3.	Premiums on the Policy shall be paid by the Employer and shall be repaid to the Employer as provided in this Agreement.

4.	The Owner has, contemporaneously with the adoption of this agreement, assigned the Policy to the Employer as collateral, under a form of Collateral Assignment. The Employer’s interest in the Policy shall be specifically limited to the following rights in the cash value and to a portion of the death benefit:

(a)	The right to be repaid its cumulative premiums paid or, if less, the net cash surrender value of the Policy, in the event the Policy is totally surrendered or cancelled by the Owner, or the right to receive the surrender proceeds, to the extent of its cumulative premiums paid, in the event the Policy is partially surrendered or cancelled by the Owner, as provided in Paragraph 5 below.

(b)	The right to be repaid its cumulative premiums paid upon the death of the Employee, as provided in Paragraph 6 below.

(c)	The right to be repaid its cumulative premiums paid or, if less, the net cash surrender value of the Policy, or to receive ownership of the Policy, in the event of the termination of this Agreement, as provided in Paragraphs 8 and 9 below.

(d)	The right to be repaid a portion of its cumulative premiums paid if a Policy loan or partial surrender made by the Owner in any year causes the net cash surrender value of the Policy to be a sum less than the Employer’s cumulative premiums paid. In such case, the Owner will use a portion of any Policy loan proceeds or partial withdrawal to reduce the cumulative premiums paid by the Employer so as to cause the net cash surrender value to be equal to or greater than the Employer’s cumulative premiums paid. As used in this agreement, the term “net cash surrender value” means the cash surrender value of the Policy, less the amount of any then existing loans or withdrawals against the Policy obtained by the Owner pursuant to this paragraph.

5.	The Owner shall have the sole right to surrender or cancel the Policy (in whole or in part). In the event of a total surrender or cancellation by the Owner, the Employer shall be entitled to receive the then outstanding balance of its cumulative premiums paid, or, if less, the net cash surrender value of the Policy.

6.	Upon the death of the Employee, the Employer shall be entitled to receive a portion of the death benefit provided under the Policy equal to the then outstanding balance of its cumulative premiums paid. The balance of the death benefit provided under the Policy, if designated by the Owner, in the manner and in the amounts provided by the beneficiary designation of the Policy.

7.	This Agreement may be terminated, subject to the provisions of Paragraphs 8 and 9 below, by either party, with or without consent of the other party, by giving notice in writing to the other party.

8.	In the event of termination of this Agreement as provided in Paragraph 7 above, the Owner shall repay to the Employer, within sixty (60 days) of the date of termination, the then outstanding balance of its cumulative premiums paid, or if less, the net cash surrender value of the Policy. Upon receipt of this amount, the Employer shall execute an appropriate release of its Collateral Assignment of the Policy.

9.	If the Owner fails to repay the Employer the amount specified in Paragraph 8 above within sixty (60) days of the date of termination of the Agreement, the Owner shall execute any and all instruments that may be required to vest ownership of the Policy in the Employer. Thereafter, Owner shall have no further interest in the Policy or in this Agreement.

10.	The Owner shall have the sole right to borrow against the Policy, and the Employer shall have no right to obtain loans against the Policy, directly or indirectly, from the insurer or any other person, or pledge or assign the Policy as security for any loan.

11.	In the event the Owner shall transfer all interest in the Policy to a transferee, then all of the Owner’s interest in the Policy and in this Agreement shall be vested in the transferee, who shall become a substituted party, and the Owner shall have no further interest in the Policy or in this Agreement.

12.	The Insurer shall in no way be bound by, or be deemed to have notice of, the provisions of this Agreement.

13.	This Split Dollar Agreement may not be amended, altered or modified, except by a written instrument signed by each of the parties.

14.	Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party, and shall be given either by delivery to the other party personally, or by mailing, by United States Certified mail, postage prepaid, to the other party, addressed to the Party’s last known address as shown on the records of the Employer. The date of mailing shall be deemed the date of such mailed notice, consent or demand.

15.	This Agreement shall bind the Employer, the Owner and the Owner’s heirs, personal representatives, successors, and transferees, and any Policy beneficiary.

16.	This plan is intended to qualify as a life insurance employee benefit plan as described in Revenue Ruling 64-328.

17.	This Split Dollar Agreement, and the rights of the parties hereunder, shall be governed by and construed pursuant to the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

OWNER:

/s/ Gail McRae Hutchinson Gail McRae Hutchinson	/s/ Sandra McRae Harris Sandra McRae Harris

/s/ Daniel Gary McRae Daniel Gary McRae	/s/ James William McRae James William McRae

EMPLOYER:

McRAE INDUSTRIES, INC.

BY:	/s/ James W. McRae James W. McRae Secretary